UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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DELTIC TIMBER CORPORATION

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DELTIC TIMBER CORPORATION

NOTICE OF ANNUAL MEETING

To the Stockholders of

Deltic Timber Corporation:

The Annual Meeting of Stockholders of Deltic Timber Corporation (“Deltic” or “the Company”) will be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on Thursday, April 22, 2004, at 10:00 a.m., Central Daylight Time, for the following purposes:

Item 1:	To elect three Class II directors to hold office for a three-year term;

Item 2:	To express approval or disapproval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent auditors for 2004.

To transact such other business as may properly come before the meeting and any adjournment thereof.

Holders of record of Deltic Common Stock at the close of business on March 11, 2004, will be entitled to vote with respect to this solicitation. Stockholders are reminded that your shares of Deltic Common Stock cannot be voted unless you follow the telephonic voting procedures set forth on the enclosed proxy card, or execute and return the enclosed proxy card, or make other arrangements to have your shares represented at the meeting.

A copy of the 2003 Annual Report to Stockholders is enclosed.

By Order of the Board of Directors,

W. Bayless Rowe

Secretary

El Dorado, Arkansas

March 22, 2004

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE EITHER TELEPHONICALLY AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR YOU MAY COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

DELTIC TIMBER CORPORATION

210 East Elm Street

El Dorado, Arkansas 71730

PROXY STATEMENT

GENERAL

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Deltic Timber Corporation (“Deltic” or “the Company”) for the Annual Meeting of Stockholders to be held on April 22, 2004, in El Dorado, Arkansas. Only stockholders of record at the close of business on March 11, 2004, (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 12,071,077 shares of Deltic Common Stock outstanding and entitled to vote on March 11, 2004. This amount does not include 751,792 shares of treasury stock. Each share of outstanding Deltic Common Stock is entitled to one vote on each matter properly brought before the meeting.

Commencing approximately on March 22, 2004, the Company is mailing its annual report for the year ended December 31, 2003, together with this proxy statement and the enclosed proxy card to holders of Deltic Common Stock on the Record Date. A copy of the Company’s annual report on Form 10-K for 2003 as filed with the Securities and Exchange Commission (“SEC”) may be obtained by writing the Controller of the Company at the address provided above, or accessed through the “Investor Relations” section of the Company’s website, www.deltic.com.

VOTING OF PROXIES

Your vote is important. Shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, you are urged to vote either telephonically or to sign, date and return the accompanying proxy card.

When you vote by one of these two methods, stock represented by the proxy will be voted in accordance with your directions. You can specify your voting instructions by following the instructions for telephonic voting on the enclosed proxy card or by marking the appropriate spaces on the proxy card and signing, dating and returning the proxy card. If you so elect when prompted in the telephonic voting process, or if your proxy card is signed and returned without specific voting instructions, your shares of Deltic Common Stock will be voted as recommended by the Board of Directors: “FOR” the election of the three nominees for director named in the proxy card and “FOR” the ratification of the selection of KPMG LLP as the Company’s independent auditors for 2004. Abstentions marked on the proxy card are voted “against” the proposals and are counted in determination of a quorum.

You may change your voting instructions or revoke your proxy at any time before it is voted at the meeting by (a) re-voting telephonically (only the latest telephonic vote will be counted), (b) executing a later-dated proxy, (c) voting by ballot at the meeting, or (d) filing a notice of revocation with the inspectors of election in care of the Secretary of the Company at the above address.

VOTING SHARES HELD IN EMPLOYEE THRIFT PLAN

If you are a participant in the Deltic Stock Fund of the Deltic Timber Corporation Thrift Plan, the trustees of such plan will vote the number of shares allocated to your account pursuant to the instructions you provide. Please sign and return the instruction card to your trustee promptly.

VOTES REQUIRED

The presence, in person or by proxy, of the holders of at least a majority of the shares of Deltic Common Stock outstanding on the Record Date is necessary to have a quorum for the annual meeting. Abstentions and broker “no-votes” are counted as present for purposes of determining a quorum. A broker “no-vote” occurs when a nominee holding shares of Deltic Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The affirmative vote of a majority of the shares present in person or by proxy at the meeting is required for the passage of the Board of Directors’ proposals (Items 1 and 2). Any shares voted with an abstention have the same effect as a vote against the abstained proposal(s). Broker “no-votes” have no effect on the outcome of the vote.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by directors, officers, or employees of the Company through the mail, in person and by telecommunications. The cost of soliciting proxies will be borne by the Company. In accordance with the regulations of the SEC and the New York Stock Exchange (“NYSE”), the Company will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of Deltic Common Stock.

PROCEDURES FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

Under the Company’s Amended and Restated Bylaws (“Bylaws”), nominations for director may be made only by the Board of Directors (or a committee of the Board of Directors), or by a stockholder that meets the requirements set forth in the Bylaws. The Bylaws require that for stockholder nominations, a written notice be delivered to the Company’s Secretary at the Company’s principal executive offices, which are located at 210 East Elm Street, El Dorado, Arkansas 71730,

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not less than 90 days prior to the first anniversary of the most recent annual meeting of stockholders by a stockholder of record at the time of giving the notice and who shall be entitled to vote for election of directors at the meeting for which the stockholder’s nomination relates. The written notice shall set forth as to the candidate all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including such candidate’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. The notice shall also set forth as to the stockholder, the name and address, as they appear on the Company’s books, of such stockholder and the class and number of shares of the Company that are beneficially owned by the stockholder. The Board of Directors’ Nominating and Corporate Governance Committee (“Committee”) has been delegated the responsibility to oversee searches for and identify qualified individuals for membership on the Company’s Board of Directors, and the Committee will duly consider candidates for nomination that may be submitted by stockholders in compliance with the applicable provisions of the Bylaws, and will not apply different criteria to candidates submitted by a stockholder than it applies to other candidates. Generally, the Committee reviews a candidate’s qualifications by considering criteria approved by the Board of Directors, a candidate’s satisfaction of applicable “independence” measures and enhanced independence, financial literacy and financial expertise standards for potential Audit Committee members, while also taking into consideration current challenges and needs of the Board of Directors regarding issues of judgement, diversity, age, skills, background, and experience. Specific criteria used by the Committee in reviewing a candidate’s qualifications are that the candidate shall: have the highest personal and professional ethics, integrity, and values; have diverse experience at policy making levels in business areas that are relevant to the Company’s activities; and, have evidenced in their personal and professional affairs proper judgement, independence, business acumen, and an understanding of the Company’s or related industries.

The Bylaws also provide that except for stockholder proposals submitted in a timely manner for annual stockholders’ meetings, no business may be brought before any stockholders’ meeting unless specified in the notice of meeting or at the direction of the Board of Directors. The Bylaws further set forth procedures and requirements, including notice to the Company, for stockholders to submit business for proper consideration at annual meetings. Any stockholder who is a stockholder of record at the time of his/her notice, maintains his/her stock ownership so that he/she is entitled to vote at the annual stockholders’ meeting, and adheres to the Bylaws’ procedures and requirements, shall be entitled to present business for consideration at such meeting. In order to present business for consideration at an annual stockholders’ meeting, a stockholder must submit a notice which sets forth a description of the nature of the business to be considered, the stockholder’s name and address as it appears in the records of the Company, the number of shares beneficially owned and any material interest of the stockholder in the business sought to be included. In order to be timely, the notice must be received by the Company’s Secretary at the principal executive office of the Company not less than 90 days prior to the anniversary of the preceding annual meeting. These requirements are separate and apart from, and in addition to the SEC’s requirements that a stockholder must comply with in order to have a stockholder proposal included in the Company’s proxy statement under SEC rules.

A copy of the full text of the Company’s Amended and Restated Bylaws may be obtained upon written request to the Company’s Secretary at the address provided above.

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STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Stockholder proposals intended to be presented at Deltic’s 2005 Annual Meeting of Stockholders must be received by Deltic’s Secretary no later than January 21, 2005. Such proposals must meet the requirements set forth in the Company’s Bylaws as well as in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s 2005 proxy materials.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

As set forth in the Company’s Corporate Governance Guidelines, it is the policy of the Board of Directors that stockholders and employees be able to communicate directly with members of the Board of Directors, including non-management and independent directors. All stockholder communications should be directed to the Company’s Secretary, at the Company’s principal executive offices, 210 East Elm Street, El Dorado, Arkansas 71730, and should prominently indicate on the outside of the envelope that it is intended for a specified director or to the non-management or independent directors of the Company as a group. Each communication intended for a director and received by the Secretary which is related to the operation or governance of the Company, and is not otherwise commercial in nature, will be promptly forwarded to the specified party following its clearance through normal security procedures. Assuming clearance, the communication will not be opened, but rather will be forwarded unopened to the intended recipient. Employees of the Company may also utilize this stockholder communication procedure. Alternatively, employees may, if they so desire, utilize the confidential and/or anonymous procedures to send written, electronic, or toll-free telephonic communications through a third party as established under the Company’s “whistle-blower” policy. Communications under the whistle-blower policy are initially directed to the Board of Directors’ Audit Committee.

THE COMPANY

The Company was incorporated in Delaware on September 4, 1996, in anticipation of the spin-off by Murphy Oil Corporation (“Murphy”) of its farm, timber and real estate business, then conducted by Deltic Farm & Timber Co. Inc., an Arkansas corporation (“Deltic Farm & Timber”). Effective December 17, 1996, Deltic Farm & Timber was merged with and into the Company, and effective December 31, 1996, Murphy distributed all of the shares of the Company’s Common Stock to its stockholders.

THE BOARD OF DIRECTORS

The responsibility and authority for managing the business of the Company rest with its Board of Directors, who are elected by the Company’s stockholders. The Board of Directors sets strategic policy, approves business plans, and delegates authority to execute its policies and plans to

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the President and Chief Executive Officer. During 2003, Deltic’s Board of Directors held eight meetings. Also during the year, the Board’s Executive and Nominating Committee, Audit Committee, and Executive Compensation Committee held ten, seven, and one meeting(s), respectively. All of the Company’s directors attended at least 75 percent of Board of Directors and their respective committee meetings. It is the policy of the Board of Directors that directors attend stockholder, Board of Directors and Committee meetings unless extenuating circumstances make such attendance impracticable. All of the Company’s directors attended the Company’s 2003 Annual Meeting of Stockholders.

COMMITTEES

Effective for 2004, Deltic’s Board of Directors has reconfigured its committee structure to establish four principal committees: the Audit Committee, the Nominating and Corporate Governance Committee; the Executive Committee; and, the Executive Compensation Committee. These committees are briefly described as follows:

The Audit Committee (“Committee”) meets regularly with the Company’s independent auditors and internal auditor to assist the Board of Directors in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and other public disclosures, and the Company’s compliance with legal and regulatory requirements, as well as assessing the qualifications, performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee is responsible for selecting the Company’s independent auditors. The Committee also negotiates and approves all audit, audit related, and non-audit fees of the independent auditors. The Committee is chaired by Mr. Shealy with its other members being Rev. Keller and Messrs. Darling, Pierson, and Roach. Each member of the Committee has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria for Committee membership under Section 10A of the Securities Exchange Act of 1934, as amended, and NYSE listing standard requirements, and to meet financial literacy standards. In addition, the Board of Directors has also designated Mr. Roach as the Committee’s “financial expert” based upon his attributes and experience. The Committee’s written charter was updated in December 2003 and adopted by the Company’s Board of Directors. A copy of the Committee’s written charter is attached as Appendix A to this proxy statement, and can also be accessed on the Company’s website at www.deltic.com. Please see pages 24 through 26 of this proxy statement for the Committee’s 2003 report.

The purposes of the Board of Directors’ Nominating and Corporate Governance Committee (“Committee”) are to: identify individuals qualified to become directors and recommend nominees for election at the next annual or special meeting of stockholders at which directors are to be elected, or to fill vacancies or newly created directorships that may occur between such meetings; recommend directors for appointment to the committees of the Board of Directors; oversee the evaluation of the Board of Directors and each of its members; recommend compensation of the non-employee directors of the Company; and, review, update, and suggest changes to the Board of

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Directors to the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, and oversee compliance with the same. More specific responsibilities of the Committee on governance related matters include: the evaluation of the appropriateness of continued membership on the Company’s Board of Directors upon a change in circumstance in and to professional roles and responsibilities of a director, or upon a director deciding to serve on another corporate or not-for-profit/tax exempt board or government or advisory group that would be expected to require a significant devotion of time by such director; the review of any requests for waivers from provisions of the Company’s Code of Business Conduct and Ethics; the review of situations that may involve a potential conflict of interest on the part of a director; and, the review of and authority to approve or disapprove of all proposed related party transactions. The Committee is chaired by Rev. Keller with its other members being Messrs. Lieblong, Murphy, Roach and Shealy. Each member has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in the NYSE’s listing requirements. A written charter for the Committee has been adopted by the Board of Directors, and can be accessed on the Company’s website at www.deltic.com. A copy of the charter will be mailed to stockholders who have requested the same in writing to the Company’s Secretary at the address listed above.

The Executive Committee (“Committee”) generally meets monthly and acts as surrogate for the Board of Directors by maintaining surveillance over operations and exercising the general powers of the Board of Directors when the Board of Directors is not in session. The Committee does not have the power, among other things to: declare dividends, issue stock, amend the Bylaws, or approve any merger or share exchange. The Committee is chaired by Mr. Nolan with its other members being Messrs. Dillon, Lieblong, Murphy, and Shealy. Except for Mr. Dillon, each member of the Committee has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in the NYSE’s listing requirements.

The Executive Compensation Committee (“Committee”) represents for some matters and otherwise acts to assist the Board of Directors in fulfilling its oversight responsibility for the Company, including specifically to oversee the Company’s equity-based and other compensation and benefits plans and policies. The Committee administers the Company’s stock incentive plans and is authorized under such plans to make awards of incentive and non-qualified stock options, restricted stock, and other types of awards permitted under the plans. The Committee also acts upon the recommendations of the Nominating and Corporate Governance Committee regarding equity-based compensation for the Company’s non-employee directors under the Company’s 2002 Stock Incentive Plan. Additionally, the Committee reviews the performance levels of Deltic’s executive officers and determines base salaries and short and long-term incentive awards for such executive officers, including the Company’s President and Chief Executive Officer. Further, the Committee reviews and reports to the Board of Directors on the Company’s succession planning. The Committee is chaired by Mr. Murphy, with its other members being Messrs. Lieblong, Pierson, Roach and Rev. Keller. Each member has been affirmatively determined by the Board of Directors to be “independent” under applicable criteria established in the NYSE’s listing requirements. A written charter for the Committee has been adopted by the Board of Directors, and can be accessed on the Company’s website at www.deltic.com. A copy of the charter will be mailed to stockholders

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who have requested the same in writing to the Company’s Secretary at the address listed above. Please see pages 15 through 18 of this proxy statement for the Committee’s report.

CORPORATE GOVERNANCE

Preceding sections of this Proxy Statement have referenced the determination of the Board of Directors regarding the “independence” of the Company’s directors, and the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines. This section provides additional information concerning these subjects. On an annual, or if circumstances dictate, a more frequent, basis the Board of Directors considers the independence of each director. To be considered independent, a director must be affirmatively determined by resolution to have no material relation with the Company other than as a director. In each case, broad consideration is given to all relevant facts and circumstances, not only as to the respective director, but also as to persons or organizations with which the director has an affiliation. Consistent with published commentary by the NYSE regarding determinations of independence, the Board of Directors has deemed that a primary consideration is independence from the Company’s management, so that the Board of Directors’ essential oversight role over the affairs of the Company is not compromised due to any such relationship. Accordingly, ownership of even a significant amount of the Company’s stock, by itself, is not viewed as a bar to an independence determination, but rather, stock ownership by the Company’s directors is encouraged in order to align directors’ interests with those of all stockholders and to provide additional incentive for proper and effective stewardship. Categorical standards adopted by the Board of Directors to assist in its determinations are: (a) A director will not be determined to be independent if, within the preceding three years, the director or an immediate family member was employed by the Company or its subsidiaries as an executive officer, or was employed as a partner, principal or manager of the Company’s independent auditor, or if any executive officer of the Company was a member of the board of directors of a company that employed either the director or an immediate family member of the director as an officer; (b) A director will not be determined to be independent if the director or an immediate family member has received more than $100,000 per year in direct compensation from the Company during the last three years; (c) A director will not be determined to be independent under applicable standards for Audit Committee membership if the director or the director’s immediate family members and/or affiliates have received during the last three years any consulting, advisory or other compensatory fee from the Company and its subsidiaries other than director and committee fees, or if the director is an affiliated person of the Company owning 10 percent or more of the Company’s stock; and, (d) A director will not be determined to be independent if the director or the director’s immediate family members and/or affiliates conduct commercial activities with the Company that involve sums in excess of the greater of $1,000,000 or two percent of the gross revenue of the Company or the other entity. During its deliberations regarding director independence, in addition to the categories and factors identified above, and even though they did not approach the dollar threshold in category (d), the Board of Directors also reviewed the extent of all commercial relationships between the Company and Messrs. Murphy, Nolan, Pierson and Rev. Keller, and their respective immediate family members and affiliates. Such directors’ beneficial stock ownership was also

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discussed. During this portion of the deliberations, Messrs. Murphy, Nolan, Pierson and Rev. Keller were excused from the meeting and Mr. Lieblong was Acting Chairman. Following its deliberations, the Board of Directors affirmatively determined that each of the Company’s non-employee directors met applicable standards, and each was determined to be independent. In addition, specific consideration of the enhanced independence requirements for members of the Company’s Audit Committee was made and all members of the Audit Committee were determined to be independent under applicable SEC and NYSE requirements. The Board of Directors also discussed the professional experience and attributes of Mr. Roach and designed him as the Audit Committee’s “financial expert”. Further, the Board of Directors determined that Mr. Roach’s service on the audit committee of two other public companies would not impair his ability to effectively serve on the Company’s Audit Committee.

All of Deltic’s directors and employees, including its President and Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer are required to adhere to the provisions of the Company’s Code of Business Conduct and Ethics (“Code”). The Code addresses areas of professional conduct deemed to be essential in carrying out the Company’s business in a legal and ethical manner. Specific areas included are employment practices, conflicts of interest, and protection of confidential information and prohibition of its use for personal gain, as well as strict adherence to all laws applicable to the conduct of Deltic’s business. Under the Code, employees are required to report any conduct they believe to be an actual or apparent violation of the Code. Annual certifications of compliance with the Code are required. Should any waivers to the provisions of the Code ever be allowed by the Board of Directors’ Nominating and Corporate Governance Committee, such action will be promptly posted on the Company’s website, www.deltic.com, and disclosed in a current report on Form 8-K that will be filed with the SEC. The Code can be accessed on the Company’s website at www.deltic.com, and a copy will be mailed to stockholders who have requested the same in writing to the Company’s Secretary at the address listed above.

Deltic’s Board of Directors has also adopted written Corporate Governance Guidelines (“Guidelines”) that along with the Bylaws of the Company, its policies and procedures, and the charters of the Board of Directors’ committees provide the framework for the governance of the Company. The Guidelines provide generally, that the Company’s business is conducted by its employees, managers and officers under the direction of the President and Chief Executive Officer and the oversight of the Board of Directors to enhance the value of the Company for its stockholders. The guidelines address several important subjects, including: composition of the Board of Directors and criteria for membership; director qualifications; bifurcation of the duties of Chairman and President and Chief Executive Officer; conflicts of interest and prohibition of loans; director responsibilities, including participation and preparation for meetings; director access to management and employees and authority to hire independent legal, financial or other advisors; director orientation and continuing education; evaluation of management performance and succession; stockholder and employee communication with directors; and, annual performance evaluations of the Board of Directors, each of the Board of Directors’ committees, and each individual director. The Guidelines also codify the Company’s practice of conducting routine executive sessions of the non-management, and if different, independent members of the Board of

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Directors and establishes procedures for selection of an appropriate director to preside at such executive session meetings. The Guidelines can be accessed on the Company’s website at www.deltic.com, and a copy will be mailed to stockholders who have requested the same in writing to the Company’s Secretary at the address listed above.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Company were paid in 2003 an annual retainer of $16,000, a $1,000 fee for each meeting attended of the Board of Directors, and a $500 fee for each meeting attended of any committee thereof. Retainer and meeting fees are paid quarterly in arrears. Directors are also reimbursed their travel, meal and lodging expenses for attending meetings. In addition to the regular retainer and meeting fees, the Company’s non-employee Chairman, Mr. Nolan, was paid $75,000 during 2003. Also, an award of a 1,000 share nonqualified stock option with an exercise price of $24.31 per share (which was the fair market value on the date of the grant) was made to each director who is not an employee of the Company pursuant to provisions of the Company’s 2002 Stock Incentive Plan. Such stock option was immediately exercisable and otherwise contained terms consistent with those of employee stock options as described in the Executive Compensation Committee’s Report in this proxy statement beginning on page 15.

ELECTION OF CLASS II DIRECTORS

(ITEM 1 ON PROXY CARD)

The Board of Directors currently consists of three classes of directors, equal in number. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Class I were elected at the 2003 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2006. All of the directors in Class II were elected at the 2001 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2004 and will stand for re-election at this year’s meeting. The directors in Class III were elected at the 2002 annual meeting to serve for a term expiring at the Company’s annual meeting in the year 2005.

Deltic’s Board of Directors has proposed the following nominees for election as directors at the 2004 annual meeting:

NOMINEES FOR CLASS II DIRECTORS

With Terms Expiring at the Annual Meeting in the Year 2007:

John C. Shealy
R. Hunter Pierson, Jr.
J. Thurston Roach

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS FOR A TERM OF THREE YEARS.

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Information is provided below with respect to each nominee for election and for each director whose term expires in subsequent years. Should one or more of these nominees be unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board of Directors may recommend unless the Board of Directors reduces the number of directors. Additionally, on June 3, 2003, the Company announced that Ray C. Dillon would succeed Ron L. Pearce as the Company’s new President and Chief Executive Officer. Mr. Dillon assumed his office and was elected a director of the Company effective July 1, 2003, and will serve the remainder of Mr. Pearce’s term which expires at the 2006 annual meeting of stockholders. Mr. Pearce retired from the Company on August 1, 2003. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

Class II — Terms Expiring in 2007

John C. Shealy, 75, has been a director since December 17, 1996. Mr. Shealy was Vice President and General Manager, Southern Region of Willamette Industries, Inc. from 1981 until his retirement in 1994. Mr. Shealy was also formerly Chairman of the American Bank of Ruston, Louisiana. Mr. Shealy serves as Chairman of the Board of Directors’ Audit Committee and as a member of the Nominating and Corporate Governance Committee, and Executive Committee.

R. Hunter Pierson, Jr., 52, has been a director since December 16, 1999. Following ten years as a commercial lending officer at a large bank, Mr. Pierson has been engaged since 1981 in private investments, including timberlands, commercial real estate development, and securities. Mr. Pierson serves as a member of the Board of Directors’ Audit Committee and Executive Compensation Committee.

J. Thurston Roach, 62, has been a director since December 18, 2000. Mr. Roach is currently a private investor. Previously, from October 2000 to November 2001, he served as President, Chief Executive Officer, and a director of HaloSource Corporation, a chemtech company based in Seattle, Washington. From January 1999 through March 2000, he served as Chief Financial Officer and Senior Vice President of Owens Corning; and from February 1998 through December 1998, he was President of its North American Building Materials Systems Business. Due to the adverse financial impact of numerous claims alleging injury from exposure to asbestos, Owens Corning filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in October 2000. Prior to his positions at Owens Corning, Mr. Roach served as Vice Chairman of Simpson Investment Company, and previous to that, as President of Simpson Timber Company. Mr. Roach has been a director of the Liberty Corporation since 1994 and chairs that company’s Audit Committee. Additionally, he has been a director of Pope Resources since March 2003 where he serves as a member of its Audit Committee. Mr. Roach serves as a member of the Board of Directors’ Audit Committee, the Nominating and Corporate Governance Committee, and Executive Compensation Committee. The Board of Directors has designated Mr. Roach as the Audit Committee’s financial expert.

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DIRECTORS WHOSE TERM OF OFFICE CONTINUE

Class I — Terms Expire in 2006

Robert C. Nolan, 62, has been the Company’s non-employee Chairman of the Board of Directors since December 17, 1996. For the past 32 years, Mr. Nolan has been Managing Member of Munoco Company, L. C., an Arkansas limited liability company, engaged in, among other activities, the exploration for and production of oil and gas. In addition, Mr. Nolan has over 30 years experience in timberland management. Mr. Nolan is a director of BancorpSouth, Inc. Mr. Nolan is Chairman of the Board of Directors’ Executive Committee, and by virtue of his position serves as an “ex officio” member of all other committees of the Board of Directors, except the Audit Committee.

Ray C. Dillon, 48, has been a director since July 1, 2003. Mr. Dillon has 25 years experience in the paper and forest products industry and served from April 2000 through December 2002, as Executive Vice President of Gaylord Container Corporation. Previously, he served as that company’s Vice President of Primary Production from April 1997. Mr. Dillon serves on the Board of Directors’ Executive Committee.

Alex R. Lieblong, 53, has been a director since December 17, 1996. In 1997, Mr. Lieblong formed his own full service securities firm, Lieblong & Associates, Inc., where he is President and owner. Prior to formation of Lieblong & Associates, Inc., Mr. Lieblong was Branch Manager, Corporate Vice President of PaineWebber, Inc. Mr. Lieblong serves as a member of the Board of Directors’ Nominating and Corporate Governance Committee, the Executive Committee, and Executive Compensation Committee.

Class III — Terms Expire in 2005

O.H. Darling, Jr., 75, has been a director since December 17, 1996. Mr. Darling was Forestry Division Manager, Crossett Division, Georgia Pacific Corporation from 1978 until his retirement in 1994. Mr. Darling was appointed to a nine-year term on the Board of Commissioners of the Arkansas Forestry Commission in 1995, and was elected to serve in 2002 as Chairman of the Commission’s Board of Commissioners. Mr. Darling serves as a member of the Board of Directors’ Audit Committee.

Reverend Christoph Keller, III, 49, has been a director since December 17, 1996. Rev. Keller has been an Episcopal priest since 1982, and is currently pursuing advanced study in theology. Rev. Keller is also a member of the Board of Directors of Inglewood Land and Development Company of Alexandria, Louisiana and is one of the managing members of Keller Enterprises, L.L.C. Rev. Keller serves as Chairman of the Board of Directors’ Nominating and Corporate Governance Committee, and as a member of the Audit Committee and Executive Compensation Committee.

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R. Madison Murphy, 46, has been a director since December 17, 1996. Mr. Murphy is currently the Managing Member of Murphy Family Management, LLC. From October 1994 until July 2002, Mr. Murphy served as the Chairman of the Board of Murphy and currently serves as Chairman of the Audit Committee of Murphy. Prior to October 1994, Mr. Murphy served as Executive Vice President and Chief Financial and Administrative Officer of Murphy. Mr. Murphy is also a director of BancorpSouth, Inc. Mr. Murphy serves as Chairman of the Board of Directors’ Executive Compensation Committee and as a member of the Nominating and Corporate Governance Committee, and Executive Committee.

CERTAIN STOCK OWNERSHIP

The following table sets forth information, by the categories listed, concerning beneficial ownership of Common Stock of the Company at March 11, 2004 with respect to each director (including those nominated for re-election), each of the named executives listed in the “Summary Compensation Table” on pages 19 and 20 of this proxy statement, except for Ron L. Pearce who retired August 1, 2003, and directors and officers as a group. Beneficial stock ownership for each person or entity who has filed reports with the Company pursuant to applicable SEC rules disclosing ownership of as much as five percent of the Company’s Common Stock is set forth in the related text following the table.

	Type of Ownership
Name	Personal, with full voting and investing power (1)		Personal, as beneficiary of trust(s)	Spouse and other household members (2)	Voting and investment power only, and not included in other columns (3)		Subject to options exercisable within 60 days	Total	Percent of outstanding (if greater than.9%)
O. H. Darling, Jr	2,000		—	—	—		6,000	8,000	—
Ray C. Dillon	4,300		17	—	—		—	4,317	—
Rev. Christoph Keller, III	44,892		63,980	4,127	188,103	(4)	6,000	307,102	2.5%
Alex R. Lieblong	24,000		—	—	—		6,000	30,000	—
R. Madison Murphy	59,426		157,723	19,669	805,190	(5)	6,000	1,048,008	8.6%
Robert C. Nolan	108,764		16,120	1,500	217,573		6,000	349,957	2.8%
R. Hunter Pierson, Jr	30,752		—	107,453	332,961	(6)	6,000	477,166	3.9%
J. Thurston Roach	3,000		—	—	—		6,000	9,000	—
John C. Shealy	8,000		—	—	—		6,000	14,000	—
Clefton D. Vaughan	11,614		9,359	—	—		76,171	97,144	—
W. Bayless Rowe	12,719		2,590	300	—		49,000	64,609	—
David V. Meghreblian	5,224		3,946	—	—		23,000	32,170	—
Jack R. McCray	2,887		—	—	—		13,250	16,137	—
All directors together with five named executives and another officer as a group	321,180	(7)	255,626	133,049	1,543,827		224,171	2,457,610	20.4%

[1]	Included are shares of “restricted stock” awarded on February 19, 2004, pursuant to the Company’s 2002 Stock Incentive Plan. Such shares are subject to vesting requirements, but the

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recipients are entitled to vote such shares upon their issuance. The amount of restrictive stock for each individual is: Dillon 4,300 shares; Vaughan 1,471 shares; Rowe 1,332 shares; Meghreblian 1,224 shares; and McCray 387 shares; and, Messrs. Darling, Keller, Lieblong, Murphy, Nolan, Pierson, Roach, and Shealy 1,000 shares each.

[2]	Includes shares directly owned and shares owned as beneficiary of trust(s).

[3]	Includes shares held as a trustee for others and shares owned by a corporation or other organization of which the named person is an officer, director, partner or member, as well as sole or shared investment power. Shares reported by BancorpSouth, Inc., as described in numbered paragraph (1) below are not included in Messrs. Nolan’s or Murphy’s totals.

[4]	One of the trusts for which Reverend Keller shares investment power owns an additional 38,375 shares of stock which were omitted from this column since such shares were included in the column disclosing “Personal, as beneficiary of trust(s)”.

[5]	Includes shares for which Mr. Murphy is trustee (827 shares) and co-trustee (316,755) for the benefit of others, and shares held by Murphy Foundation (57,211) of which he is President. Beneficial ownership is expressly disclaimed. Also includes 430,397 shares held by a Limited Partnership of which Mr. Murphy shares voting and investment power as a member of the LLC which is the General Partner. Included in the 430,397 shares are 35,887 shares, in which Mr. Murphy has beneficial interest and 1,236 shares in which Mr. Murphy’s spouse and children have beneficial interest that are not otherwise listed in the ownership table above.

[6]	Mr. Pierson’s spouse shares investment authority by virtue of being an officer and director of a private company which serves as general partner to family limited partnerships. Beneficial interest is disclaimed.

[7]	This total includes 18,443 shares of restricted stock.

Persons or entities who have filed reports with the Company through February 14, 2004, pursuant to applicable SEC rules disclosing ownership of as much as five percent of the Company’s Common Stock are as follows:

(1) On February 13, 2004, BancorpSouth, Inc. (successor by merger to First United Bancshares, Inc.) One Mississippi Plaza, Tupelo, Mississippi, filed Amendment No. 3 to its Schedule 13(G) report which disclosed that as of December 31, 2003, it had sole or shared voting and dispositive power as to 645,471 shares of the Company’s Common Stock. These holdings represent 5.35 percent of the outstanding Common Stock of the Company as of March 11, 2004.

(2) On February 6, 2004, Southeastern Asset Management, Inc., 6410 Poplar Avenue, Memphis, Tennessee, filed Amendment No. 7 to its Schedule 13(G) report. Such report disclosed that as of December 31, 2003, Southeastern Asset Management, Inc. holds investment power as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as to 1,569,700 shares of the Company’s stock. These holdings represent 13 percent of the Common Stock of the Company as of March 11, 2004.

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(3) On February 13, 2004, T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland, filed Amendment No. 1 to its Schedule 13(G) report disclosing beneficial ownership of 1,052,600 shares of the Company’s stock. Its report states, “These securities are owned by various individual and institutional investors, including the T. Rowe Price Small-cap Value Fund, Inc. (which owns 1,052,600 shares representing 8.7 percent of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Messrs. Murphy, Nolan and Rev. Keller are first cousins and Mr. Pierson is the spouse of a first cousin of Messrs. Murphy, Nolan and Rev. Keller. These four directors, their spouses, and members of their extended families directly or indirectly own in the aggregate approximately 26 percent of the outstanding stock of the Company. The members of these extended families cover four generations and number in excess of a hundred individuals. There is no formal or informal agreement to act in concert or as a group regarding each member’s investment in the Company. No member of these extended families is employed by the Company. See also “Certain Stock Ownership” on pages 12 and 13 of this proxy statement.

The Company manages under contract timberland in which it does not own an interest for third parties. Messrs. Nolan, Murphy, Pierson, and Rev. Keller, and members of their respective families (the “families”) are parties to management contracts with the Company for timberland which is owned by them or entities of which they are officers, directors, stockholders, trustees, and/or partners. The Company’s standard terms and conditions are utilized in all arrangements with the families, as well as with other third parties. These terms and conditions include an annual per acre fee, cost plus 15 percent for special silvicultural projects and a five percent commission from the proceeds of timber sales. The families own approximately 96 percent of the outstanding shares of Loutre Land and Timber Company, an Arkansas corporation. Loutre Land and Timber Company owns in fee or has an undivided interest in approximately 43,600 acres of timberland, a portion of which is managed by the Company. In 2003, Loutre Land and Timber Company paid to Deltic $44,936 for management fees, special silvicultural services, and timber sales commissions.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Under the securities laws and regulations promulgated thereunder, the Company’s directors and executive officers are required to report their beneficial ownership (as defined in such laws and regulations) of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for the reports have been established and the Company is required to report in this Proxy Statement any failure to file by said due dates. Based solely upon a review of Form 4s during fiscal year 2003, Form 5s with respect to such year and information provided in an annual Directors and Officers Questionnaire, with two exceptions described below, each of the Company’s directors and executive officers satisfied their filing requirements for fiscal 2003. On August 12, 2003, a trust that Rev. Keller, one of the Company’s directors, serves as co-trustee sold

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shares of the Company for the benefit of one of its beneficiaries, and a Form 4 was filed on such date to reflect the disposition. Three days later the broker handling the sale informed Reverend Keller and the Company that it had misreported the number of shares sold, and an amended Form 4 was filed August 15, 2003, to reflect the correct number of shares sold. In early 2004, R. Madison Murphy, one of the Company’s directors, discovered a mathematical error in the tally of the number of shares held by a trust for which he serves as a co-trustee. Upon discovery of the mistake, an amended Form 4 was filed on February 18, 2004, to list the correct amount.

REPORT OF EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee (“the Committee”) oversees and reviews the Company’s compensation philosophy as well as the competitiveness of Deltic’s total compensation practices, and administers programs and plans covering executive officers and key management employees. In addition, the Committee specifically reviews the performance levels of Deltic’s officers and pursuant to delegated authority from the Board of Directors, determines base salaries and incentive awards for such executive officers. During 2003, the Committee was comprised of five independent, non-employee directors elected by the Board of Directors. In 2003, the Committee met on February 20, 2003, to address matters as discussed below that it traditionally considers on an annual basis. Additionally, at its February meeting the Committee considered several items related to the planned retirement of Ron L. Pearce, the Company’s President and Chief Executive Officer. Subsequent to its February meeting the Committee also acted in regard to the compensation arrangement with Ray C. Dillon who on July 1, 2003, succeeded Mr. Pearce as the Company’s President and Chief Executive Officer. This report is provided by the Committee to assist stockholders in understanding the philosophy and objectives of the Committee and actions taken by the Committee in 2003 and 2004 regarding executive compensation for 2003.

A major objective of the Committee is to design compensation programs to attract and retain individuals of outstanding ability for the Company, and to provide incentives for such individuals to strive to enhance stockholder value. Philosophically, the Committee believes its objectives can be met when the compensation of the Company’s executives is closely linked to the Company’s business performance and attainment of strategic objectives as established by the Board of Directors. The Committee’s compensation programs seek to: encourage stock ownership by executives in order to directly align their interests with those of all stockholders; maintain an appropriate balance between base salary and annual and long-term incentive opportunities; and recognize and reward exceptional individual contributions to the Company’s success.

The three main elements of Deltic’s compensation program are base salary, annual bonus, and long-term incentives. Base salary and bonus are keyed to recognition of individual performance and achievement of business objectives each year. The value of long-term incentives is directly linked to the performance of Deltic’s Common Stock and, therefore, to total stockholder return. In evaluating the compensation programs, the Committee solicits the services of independent compensation consultants and information on industry pay practices gathered by Deltic’s human resource department.

Generally for base salaries, Deltic maintains an administrative framework of job levels into which positions are assigned based on internal comparability and external market data. Base salaries are reviewed annually and adjusted as appropriate to reward performance and maintain a

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competitive position. Annual bonuses are awarded if the Company meets or exceeds certain performance measures which are established each year by the Committee and/or an individual’s contributions are recognized as exceptional by the Committee. Participation in the annual bonus program is based on job level and is intended to reward individuals who are capable of having a significant impact on the Company’s performance. Communication of the applicable performance measure is promptly made to each participant after it has been determined by the Committee.

At the Annual Meeting of Stockholders held on April 25, 2002, the Company’s stockholders voted to approve adoption of the Deltic Timber Corporation 2002 Stock Incentive Plan (“2002 SIP”) that had been recommended by the Committee and the Board of Directors. The Company’s 2002 SIP vests with the Committee the authority to award incentive and non-qualified stock options, stock appreciation rights, restricted stock, and other forms of equity-based compensation. Such awards are intended under the 2002 SIP to foster and promote the long-term financial success of the Company and materially increase stockholder value by motivating superior performance and encouraging and providing for the acquisition of an ownership interest in the Company by non-employee directors and those employees upon whose judgement, interest, and special effort the successful conduct of its operations is largely dependent. The 2002 SIP establishes an aggregate number of shares which may be issued, sets a limit on the percentage of restricted stock which may be issued in total and to any individual, and provides for other terms and conditions applicable to the different types of awards. As discussed below under “2003 Compensation Actions”, at its February 2003 meeting, the Committee made certain awards under the 2002 SIP.

2003 Compensation Actions

At its meeting in February 2003, the Committee acted in regard to each of the Company’s three main elements of compensation. First, the Committee determined that the objective aspect of the 2002 performance measure, which had been established in February 2002, by the Committee under the Company’s Annual Incentive Compensation Plan, had not been met. The objective aspect under the plan for 2002 was return on capital employed (“ROCE”) by the Company during the year. The Committee determined that the ROCE target was not met due to the weak commodity market for lumber which prevailed during most of 2002, and the impact on the Company’s results from losses generated by the Company’s investment in Del-Tin Fiber L.L.C., including the decision to write-off its investment as of December 31, 2002. The remaining aspect of the performance measure established by the Committee was its assessment of individual performance during the year. The Committee noted that significant progress had been made on several important strategic areas during the year, including: successful completion of 38 transactions to sell over 3,400 acres of non-strategic or higher and better use timberland; achievement of a record harvest of pine sawtimber in the woodlands segment; improvement to average mill margin of $13 per MBF despite an average lumber price decrease of $8 per MBF; negotiation and completion of a private placement note on terms considered favorable, with the proceeds from the note used to redeem the Company’s 7.54 percent preferred stock issue; and, attainment of a stockholder return which was the second highest for the year among a group of publicly owned companies in the forest products industry. The Committee accordingly determined to make cash bonus awards to participants under the plan, but in recognition of poor overall 2002 financial results, in all cases the awards were in amounts less than the target award permitted under the established performance measure. Even though the actual determination and the resulting payments were made in early 2003, the Committee recognized that the rewards were based on 2002 performance and instructed the Company’s Secretary to include such amounts as may be applicable in the Summary Compensation Table of the

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Company’s Proxy Statement for the Annual Meeting of Stockholders held April 24, 2003. The Committee next considered an appropriate performance measure for 2003 under the Annual Incentive Compensation Plan. After discussion, the Committee decided that the measure for earning a bonus under the Annual Incentive Compensation Plan for 2003 would be based 75 percent on targeted ROCE by the Company, and 25 percent on individual performance and contributions, except that the Committee established a minimum ROCE threshold, and determined if financial results were below such threshold, no bonuses would be awarded. Such measure was made applicable for all plan participants, and promptly thereafter communicated to them.

The Committee also addressed the following matters at its February 2003 meeting. Awards of stock options were made under the provisions of the 2002 SIP. Each stock option was priced at the fair market value on the date of grant ($24.31 per share) and options awarded to employees will become exercisable as to one-half of the shares, one year from the date of grant and exercisable as to the remaining one-half, three years after the date of grant. Subject to various conditions, all options have a term of ten years from the date of grant and will expire after such time. All of the stock options awarded in 2003 were designated as nonqualified stock options. A representative of a reputable compensation consulting firm prepared materials which were discussed by the Committee on directions and trends of stock incentive awards among publicly owned companies in the forest products industry and from the consultant’s much larger data base of other companies. The Committee considered such information useful to its objective of attracting and retaining individuals of outstanding ability for the Company, but also recognized that the Company has unique characteristics including its size and the location, extent and nature of its operations.

As was the case in prior years’ meetings, the Committee discussed the concept of stock ownership guidelines for participants in the 2002 SIP and after reviewing beneficial ownership among certain plan participants, determined mandatory minimum stock ownership levels are not needed at the present time.

At its February 2003 meeting, the Committee also addressed 2003 base salary compensation for the Company’s executive officers, and certain matters relating to the planned retirement of the Company’s President and Chief Executive Officer, Ron L. Pearce. As to Mr. Pearce’s salary, the Committee adopted an increase of 4 percent, from $285,000 to $296,400. The Committee based its action after reviewing the Company’s financial and operating performance in 2002, the merit adjustment budget applicable to employees that are not officers of the Company, the respective performance of each of the Company’s business segments, and progress toward achievement of strategic objectives established by the Company’s Board of Directors. For other items applicable to Mr. Pearce, the Committee noted that the full Board of Directors had previously acted in regard to Mr. Pearce’s retirement pay, and had requested the Committee to consider matters related to the Company’s long-term incentive programs. In light of his upcoming retirement, the Committee determined not to grant any long-term incentive awards to Mr. Pearce. However, the Committee decided that stock option and restricted stock awards granted in prior years would become fully vested upon Mr. Pearce’s retirement, but otherwise subject to applicable provisions of the Company’s stock incentive plans and the stated terms of the respective awards.

Upon the announcement of the planned retirement of the Company’s President and Chief Executive Officer, the Board of Directors established a search committee from among its members to select the new management leader. The Committee and its Chairman collaborated closely with the search committee, and after the search committee had selected its final candidate, Ray C. Dillon,

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the Committee was delegated the task of effecting a compensation arrangement with Mr. Dillon. The significant terms of the arrangement with Mr. Dillon were: a base salary of $275,000 per year, to be reviewed once per year as is the case for other executive officers; participation in the Company’s annual incentive plan for 2003, with the same target bonus as the retiring President and Chief Executive Officer and the same performance measures applicable to all plan participants, adjusted to reflect that Mr. Dillon would not hold his position for the entire year; an award of a 15,000 share nonqualified stock option to be granted at fair market value ($28.43 per share) on Mr. Dillon’s first day of employment and otherwise consistent with the terms outlined above for all employee stock options; and, the Company’s agreement to pay two years’ base salary and benefits, plus two years of the target annual bonus should there occur (i) a “change in control” of the Company, and (ii) Mr. Dillon is dismissed or suffers a reduction in salary and potential bonus and/or a meaningful diminution of job responsibility within two years of the change in control event. On the change in control aspect of the arrangement with Mr. Dillon, the Committee determined that he would be better able to objectively consider the interests of the Company’s stockholders, if he is free from undue concern about his individual employment and economic security.

On February 18, 2004, the Committee met to address matters that it traditionally considers on an annual basis. Included among such matters was consideration of awards under the Company’s Annual Incentive Compensation Plan based on 2003 performance. The Committee has included information related to such awards in its report because even though made in early 2004, the awards are relevant to its 2003 compensation actions, and the Company’s Secretary has been instructed to include such amounts as may be applicable in the Summary Compensation Table of the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held April 22, 2004. The Company’s financial performance in 2003 created a return on capital employed that exceeded the performance measure’s minimum threshold, but was a little shy of the level established in the performance measure for awards at the full target percentage. For the other performance measure component, assessment of individual performance, the Committee noted each of the Company’s operating segments had produced results that were improved over the prior year, and the Committee considered each participant’s efforts and contribution to such improvement. The Committee accordingly determined to make cash bonus awards to all participants under the plan in various amounts that reflected partial achievement of the ROCE target as applied to each participant’s respective bonus target percentage, and its assessment of performance by individual participants. In the case of Mr. Dillon, an award of $100,000 was made which included an adjustment reflecting his service for less than the full year.

Respectfully submitted,

Executive Compensation Committee

R. Madison Murphy, Chairman	Alex R. Lieblong	Reverend Christoph Keller, III
R. Hunter Pierson, Jr		J. Thurston Roach

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

There were no committee interlocks. Messrs. Murphy, Pierson, Nolan, and Rev. Keller are related by blood and/or marriage as described in the “Certain Relationships and Related Transactions” section supra. Such section also describes applicable related transactions.

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EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation for the Company’s President and Chief Executive Officer and the four other most highly compensated executive officers of the Company at the end of 2003:

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Long-Term Compensation Awards		All Other Compen- sation ($)(4)
				Restricted Stock Awards ($) (3)	Securities Underlying Options (#)
Ray C. Dillon[i] President and Chief Executive Officer	2003 2002 2001	137,502 — —	100,000 — —	— — —	15,000 — —	16,305[5] — —
Ron L. Pearceii President and Chief Executive Officer	2003 2002 2001	172,900 285,000 270,400	— 40,000 50,000	— — —	— 25,000 25,000	51,523[6] 73,086 14,142
Clefton D. Vaughan Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	222,600 212,000 201,800	95,900 25,000 40,000	— — —	19,000 18,000 17,000	11,928 47,702 10,992
W. Bayless Rowe Vice President, General Counsel and Secretary	2003 2002 2001	206,700 198,700 189,300	89,000 23,500 38,000	— — —	16,000 16,000 15,000	11,125 46,970 10,368
David V. Meghreblian Vice President, Real Estate	2003 2002 2001	165,408 159,000 146,000	71,200 19,000 25,000	— — —	14,000 14,000 12,000	9,060 15,999 8,124
Jack R. McCray President and Chief Operating Officer Chenal Properties, Inc.	2003 2002 2001	151,680 143,920 140,880	55,700 7,000 25,000	— — —	7,500 7,500 7,000	8,376 22,542 7,652

[1]	Includes amounts of cash compensation earned and received by executives as well as amounts earned but deferred at their election.

[2]	Bonuses were awarded and paid by Deltic after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, Deltic reports bonuses as a component of compensation for the prior year.

[i]	Mr. Dillon assumed his position with the Company on July 1, 2003.

ii	Mr. Pearce retired from the Company on August 1, 2003.

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[3]	No restricted stock was awarded or vested in 2003.

[4]	For 2003, there are two general categories of “other compensation” which are combined to arrive at each individual’s total as listed on the table. The first is the matching contributions under the Company’s defined contribution and excess thrift plans. The second is the benefit attributable to Company paid term life insurance. The amounts for each respective category for the listed individuals are: Dillon – $5,730 & $330; Pearce – $8,645 & $476; Vaughan – $11,136 & $792; Rowe – $10,333 & $792; Meghreblian – $8,268 & $792; and McCray – $7,584 & $792.

[5]	During 2003, Mr. Dillon received six months of temporary living expenses which totaled $9,504 and was provided a vehicle the personal benefit of which totaled $741. In addition, the Company entered into a “Change-in-Control” agreement (“Agreement”) with Mr. Dillon. Per the Agreement, should a change in the control of the Company occur, and within two years thereafter, Mr. Dillon is dismissed or suffers a reduction in salary and/or a diminution of job responsibility, he will be eligible to receive from the Company a package consisting of two years’ base salary (which would total $550,000 at his 2003 salary rate) plus two years’ target annual bonus (which would total $330,000 at his 2003 rate) along with an accelerated vesting of all stock options and a two-year continuance of health and welfare benefits. The Agreement with Mr. Dillon is also discussed in the Report of Executive Compensation Committee beginning on page 15 herein.

[6]	Effective upon his retirement, Mr. Pearce began receiving monthly retirement payments that totaled $42,402 during 2003, and are included within the total shown as “all other compensation”.

OPTION GRANTS IN LAST FISCAL YEAR

The following table summarizes options granted during fiscal year 2003 to the named executives listed in the Summary Compensation Table, and the potential value of the shares subject to such options if the options were exercised at their expiration date.

Name	Individual Grants (1)		Exercise Price ($)	Expiration Date	Potential realizable value at assumed annual rates of stock price appreciation for option term
	Number of Securities Underlying Options Granted	Percent of Total Employee Options Granted In Fiscal Year			5%($)	10%($)
Ray C. Dillon	15,000	12.3%	28.34	07/01/13	267,300	677,550
Ron L. Pearce	—	—	—	—	—	—
Clefton D. Vaughan	19,000	15.6%	24.31	02/20/13	290,320	736,060
W. Bayless Rowe	16,000	13.1%	24.31	02/20/13	244,480	619,840
David V. Meghreblian	14,000	11.5%	24.31	02/20/13	213,920	542,360
Jack R. McCray	7,500	6.2%	24.31	02/20/13	114,600	290,550
All Stockholders (2)			465,805,023(5%)		708,109,321(10%)

[1]	These options were granted to the above-named officers by the Executive Compensation Committee under the 2002 SIP and were nonqualified. Messrs. Vaughan, Rowe, Meghreblian, and McCray’s options were granted on February 20, 2003 and are priced at $24.31. Mr. Dillon’s options were granted on July 1, 2003 and are priced at $28.34. The option prices were derived from the average of the high and low stock price on their respective dates of grant. One-half of the option shares becomes exercisable one year from the date of grant, and the other one-half becomes exercisable three years from the date of grant. If a “change of control” of the Company occurs, the options become exercisable in full. For this purpose, “change of control” means: Deltic is no longer an independent publicly owned corporation or sells or disposes of all or substantially all of its assets; one-third or more of the Company’s incumbent directors were not directors three years earlier, or elected or nominated with the approval of a majority of the directors who were in office three years earlier; or, a person becomes the beneficial owner of 15 percent or more of Deltic’s voting power through a tender offer. The actual value, if any, of the stock options depends on whether the stock price at exercise is greater than the option price, as well as the recipient’s continued employment.

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[2]	The potential realizable value for all stockholders represents the aggregate value at the expiration date of the stock options awarded in 2003 of all Common Stock outstanding as of February 20, 2003, which then numbered 11,900,997 shares and had a value of $285,980,958. The potential realizable value assumes the same rates of appreciation used to calculate the potential realizable value of shares subject to stock options summarized in the table. Such information is shown for comparison purposes only and does not represent an estimate or prediction of future Common Stock price.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUE TABLE

Four named executives exercised stock options during fiscal year 2003. The following table shows on an aggregate basis the number of shares acquired and value realized from such exercises, and summarizes the value at December 31, 2003, of all the shares subject to options granted to the named executives of the Company.

Name	Shares Acquired On Exercise (#)(1)	Value Realized ($)(2)	Shares Underlying Unexercised Options Held at December 31, 2003		Value of Unexercised In-the-Money Options Held at December 31, 2003(3)
			Exercisable	Unexercisable	Exercisable $	Unexercisable $
Ray C. Dillon	—	—	—	15,000	—	30,900
Ron L. Pearce	39,309	381,197	54,500	37,500	218,841	95,376
Clefton D. Vaughan	11,250	138,775	58,171	36,500	287,604	131,201
W. Bayless Rowe	12,000	123,356	33,500	31,500	141,036	155,218
David V. Meghreblian	2,000	22,175	14,000	27,000	36,565	132,145
Jack R. McCray	—	—	9,500	11,250	24,656	49,918

[1]	Each individual utilized a “cashless” exercise through a brokerage firm not affiliated with the Company, and in compliance where applicable with the provisions of Rule 144 dealing with the sale of restricted securities.

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[2]	Value realized upon option exercise constituted ordinary income to the individuals and is subject to applicable state and federal income tax and withholding provisions.

[3]	Represents the closing price for Deltic Common Stock on December 31, 2003, of $30.40 less the exercise price for all outstanding exercisable and unexercisable in-the-money stock options.

PERFORMANCE GRAPH

The following performance graph compares the cumulative total returns for Deltic’s common stock, the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 500 Forest Products Index for the period January 4, 1999, through December 31, 2003. The performance graph assumes an investment on January 4, 1999, of $100 each in Deltic’s Common stock, the stocks comprising the Standard & Poor’s Small Cap 600 Index and the Standard & Poor’s 500 Forest Products Index with all dividends reinvested.

	1/04/1999	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003
Deltic Timber Corp.	100.00	108.45	119.78	138.82	136.50	156.85
S&P Small Cap 600	100.00	112.40	125.67	133.88	114.30	158.63
S&P 500 Forest Products	100.00	146.32	100.71	109.06	102.35	143.79

*	Total return data copyright © 2004, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

All rights reserved.

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COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company’s chief executive officer and its four other most highly compensated executive officers to $1,000,000 per individual, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have non-deductible compensation expense during 2003 and is not expected to have such in 2004. Nevertheless, the Executive Compensation Committee intends to review this matter from time to time and, if appropriate and consistent with the Company’s compensation philosophy, may recommend in the future that actions be taken, if needed, to maximize the amount of compensation expense that is deductible to the Company.

RETIREMENT PLANS

Effective upon the spin-off, the Company established its retirement plans for its employees. The following table shows the estimated annual pension benefit payable, at age 65, under Deltic Timber Corporation’s Retirement Plan at December 31, 2003, for the compensation level and length of service indicated. The amounts shown are subject to reduction for social security benefits.

Pension Plan Table

	Years of Service
Remuneration (1)	15	20	25		30		35		40
$ 100,000	$24,000	$32,000	$40,000		$48,000		$56,000		$64,000
150,000	36,000	48,000	60,000		72,000		84,000		96,000
200,000	48,000	64,000	80,000		96,000		112,000		128,000
250,000	60,000	80,000	100,000		120,000		140,000		160,000
300,000	72,000	96,000	120,000		144,000		168,000	(2)	192,000	(2)
350,000	84,000	112,000	140,000		168,000	(2)	196,000	(2)	224,000	(2)
400,000	96,000	128,000	160,000		192,000	(2)	224,000	(2)	256,000	(2)
450,000	108,000	144,000	180,000	(2)	216,000	(2)	252,000	(2)	288,000	(2)
500,000	120,000	160,000	200,000	(2)	240,000	(2)	280,000	(2)	320,000	(2)

A portion of the benefits shown above would be paid under the Company’s Supplemental Benefit Plan to the extent such benefits exceed legislative limitations.

The credited years of service for Messrs. Dillon, Vaughan, Rowe, Meghreblian and McCray, are zero years, seven years, twenty-six years, fourteen years and fourteen years, respectively.

[1]	During 2003, the maximum compensation limit for qualified retirement plans, as established by the Internal Revenue Service, was $200,000.

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[2]	Exceeds presently allowable maximum legislative limits for annual pension benefits under a defined benefit pension plan. In 2003, the maximum benefit allowable was $160,000, and for 2004 the maximum benefit allowable is $165,000.

APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 2 ON PROXY CARD)

The Board of Directors desires to obtain from the stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP, Certified Public Accountants, as independent auditors of the Company for the year 2004. KPMG LLP has been serving as the Company’s independent auditors for the past seven years. The firm has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of the firm are expected to be present at the Annual Meeting for the purpose of responding to inquiries by stockholders and such representatives will have an opportunity to make a statement if they desire to do so.

In the event a majority of the stockholders voting should indicate they disapprove the appointment of KPMG LLP, the adverse vote will be considered as a directive to the Board of Directors to select other auditors for the following year. Because of the difficulty and expense of making any substitution of auditors during a year, it is contemplated that the appointment for 2004 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

REPORT OF THE AUDIT COMMITTEE

From its beginning as a publicly owned company at the end of 1996, the Company has had an Audit Committee (“Committee”) composed entirely of non-employee directors. All members of the Committee have been affirmatively determined by the Board to be independent under applicable SEC and NYSE criteria, and also to meet financial literacy requirements. The Board of Directors has also determined that Committee member J. Thurston Roach meets or exceeds applicable attributes and has designated Mr. Roach as the Committee’s financial expert. In 2003, the Committee met seven times. From its creation, the Committee has followed the substance of the procedures recommended in the report of the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees in its role of overseeing financial reporting and internal control matters. The Committee’s written charter outlining the practices it follows was updated and approved and adopted by the Company’s Board of Directors on December 11, 2003. A copy of the Committee’s charter is attached as Appendix A to this Proxy Statement.

During the year 2003, at each of its meetings, the Committee met with senior members of the Company’s financial management team, its internal auditor, the Company’s General Counsel,

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and its independent auditors. The Committee’s agenda is established by the Committee’s Chairman. The Committee had private sessions, at each of its meetings, with the Company’s independent auditors and, separately, with the internal auditor, at which candid discussions of financial management, accounting, and internal control issues took place.

The Committee engaged KPMG LLP as the Company’s independent auditors, and approves in advance all audit and other fees charged. Its policies and procedures for pre-approval of fees are that the Committee’s Chairman be the lead contact regarding fees, and that for the general audit engagement, including tax return services, and any other significant items, the Chairman reports the proposed fee structure to the Committee and seeks approval thereof. For any minor expense items or projects that might arise, the Committee has delegated authority to its Chairman to negotiate and approve such arrangements.

The Committee also reviewed with the Company’s financial managers, the independent auditors’ and the internal auditor’s overall audit scopes and plans, the results of internal and external audit examinations, the Company’s internal controls, and the quality of the Company’s financial reporting.

Management has reviewed the audited financial statements in the Annual Report to Stockholders with the Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with generally accepted accounting principles, and have expressed to both management and auditors their general preference for conservative policies when a range of accounting options is available.

The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2003 was compatible with the auditors’ independence. Also, the Committee reviewed the Company’s “Management’s Discussions and Analysis of Financial Condition and Results of Operations” in the Company’s annual report for 2003, including the Company’s most critical accounting policies identified therein.

In performing all of these functions, the Committee acts only in an oversight capacity. The Committee reviewed prior to the Company’s public quarterly and annual announcements, financial results applicable for 2003, as well as the financial results prior to filing formal reports with the SEC. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and

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reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

In reliance on these reviews and discussions, and the report of the independent auditors, the Committee has approved inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Respectively Submitted,

Audit Committee

John C. Shealy, Chairman	Reverend Christoph Keller, III	O. H. Darling, Jr.

R. Hunter Pierson, Jr.	J. Thurston Roach

FEES PAID TO KPMG LLP IN 2003

For the year 2003, the Company paid KPMG LLP fees in the amounts listed below for its services.

Audit Fees	$115,400
Audit Related Fees [1]	$29,000
Tax Fees [2]	$84,690
Other Fees	$0.00

[1]	Relates primarily to benefit plan audits and contains projects related to accounting for income taxes.

[2]	Relates primarily to 2002 federal and state income tax returns, and consultation covering various tax and tax accounting issues.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the 2004 annual meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment.

The above Notice and Proxy Statement are sent by Order of the Board of Directors.

W. Bayless Rowe
Secretary

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APPENDIX A

DELTIC TIMBER CORPORATION

Audit Committee Charter

Purpose

The purpose of this charter, as adopted and approved by the Board of Directors of Deltic Timber Corporation (the “Company”) is to establish and govern the Audit Committee of the Company in compliance with Section 10A of the Securities Exchange Act of 1934 as amended by the Sarbanes-Oxley Act of 2002. The purpose of the Audit Committee shall be to represent and assist the Company’s Board of Directors (“Board”) in fulfilling its oversight responsibility to the Company’s stockholders, the investment community, and the public relating to: (1) the integrity of the Company’s financial statements and other disclosures; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications, performance and independence of the Company’s independent auditor; and (4) the performance of the Company’s internal audit function and its internal auditors.

The Audit Committee shall also annually prepare the report required by the Securities and Exchange Commission (“SEC”) for inclusion in the Company’s annual proxy statement.

Membership

The Audit Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom are independent of management and the Company. No member of the Audit Committee may serve on the Audit Committees of more than two other public companies without specific approval by the Board of Directors. All Audit Committee members shall be financially literate (as determined by the Board of Directors in its business judgement), or shall be come financially literate shortly after appointment, and at least one member, with significant accounting or related financial management expertise, shall be designated by the Board and disclosed as the Audit Committee’s “financial expert”. Further, designation as the financial expert shall not increase or decrease an individual’s duties, obligations, or potential liability as an Audit Committee member.

Director independence, as defined by applicable SEC rules and regulations and listing standards of the New York Stock Exchange, shall be determined by the Board. Generally, directors shall be considered independent if they have no material relationship that may interfere with the exercise of their independence from management and the Company. Specifically, the members of the Audit Committee must not: (1) accept any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries other than those paid in their capacity as a member of the Board and any committee thereof; or (2) be an “affiliated” person of the Company or any subsidiary, other than in their capacity as a member of the Board and any committee thereof.

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Meetings

The Audit Committee shall meet, at a minimum, quarterly and otherwise as often as it is deemed necessary to discharge its duties. During its quarterly meetings and at other meetings as may be deemed useful or necessary, the Audit Committee shall meet with management, the internal auditor, and with the independent auditor in separate executive sessions. Further, the Audit Committee may invite outside counsel, financial advisors or other experts and consultants to its meetings and executive sessions as it deems necessary to discharge its duties.

Annual Performance Evaluation

The Audit Committee shall conduct an annual self-performance evaluation of its activity and shall review and reassess the adequacy of its charter, proposing changes thereto if appropriate and obtain the annual approval of its charter by the Company’s Board of Directors (“Board”).

Authority and Responsibilities

It is the responsibility of the Audit Committee to maintain free and open communication between itself, the independent auditors, the internal auditor, and the management of the Company. In discharging its oversight responsibilities, the Audit Committee is empowered with full authority to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to engage, retain or terminate the services of outside counsel, financial advisors or other experts as it deems necessary for this purpose. The Company shall fund such services.

The Audit Committee shall regularly report to the Board with respect to the integrity of the Company’s financial statements, its compliance with legal or regulatory requirements, the independence and performance of the Company’s independent auditors and the performance of the internal audit function. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal responsibilities of the Audit Committee, which are set forth as a guide and may be supplemented as required:

Integrity of the Company’s Financial Statements and other Disclosures

1.

Review with management and the independent auditors, in accordance with Generally Accepted Accounting Principles (“GAAP”), the annual and quarterly financial statements of the Company including: (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”);

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(b) any material changes in accounting principles or practices used in preparing the financial statements prior to filing a report on Form 10-K or Form 10-Q with the SEC; the effect of new regulatory and accounting initiatives, as well as off balance sheet structures and transactions, if any.

2.	Review, discuss and express its judgment about the quality, not just acceptability of management’s and the independent auditors’ choices of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, non-routine transactions, and whether the choices of accounting principles are common practices or minority practices.

3.	Prior to public dissemination or other disclosure, review and discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

4.	Review and discuss policies and results of the Company’s risk assessment and risk management.

5.	Review and discuss the results of the Company’s fraud risk assessment, including the potential for management override of controls or other inappropriate influence over the financial reporting process.

6.	Review and discuss with the independent auditor the adequacy of the Company’s internal controls and the performance of the Company’s internal audit function.

Company’s Compliance with Legal and Regulatory Requirements

7.	Establish and periodically review procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

8.	Review reports and disclosures of insider trades and affiliated party transactions.

9.	Review the CEO’s and CFO’s disclosures and certifications required by law.

10.	Review and discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

11.	Review and discuss with the Company’s General Counsel any legal, compliance or regulatory issues that may have a material impact on the Company’s financial statements or compliance policies.

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12.	Maintain oversight for management’s anti-fraud programs and controls and code of conduct.

Qualifications and Independence of the Company’s Independent Auditors

13.	Annually appoint, retain and compensate the Company’s independent auditors, subject to stockholder approval, and exercise ultimate authority to approve all fees and terms of engagements with independent auditors retained for the purposes of preparing or issuing an audit report or performing other audit, review or attest services.

14.	Facilitate a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

15.	At least annually obtain and review: (a) a report by the independent auditor describing its internal quality-control procedures; (b) any material issues raised by its most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits it has carried out, and any steps taken to deal with such issues; (c) all relationships between the independent auditor and the Company; and (d) other required reports from the independent auditor.

16.	Have the ongoing responsibility to evaluate the independent auditor’s, and its lead partner’s qualifications, performance, independence and, when appropriate, or required by law, recommend to the Board the replacement and/or rotation of the independent auditor and/or its lead partner;

17.	Regularly assess the independent auditor’s independence by reviewing all relationships between it and the Company and from management discuss the matters included in the written disclosures required by the Independence Standards Board;

18.	Review with the independent auditor in accordance with Generally Accepted Auditing Standards (“GAAS”): (a) the scope and results of the audit; (b) any audit problems or difficulties encountered during the course of the audit and management’s response; and (c) any questions, comments or suggestions the independent auditor may have relating to the internal controls, and accounting practices, and procedures of the Company and its subsidiaries.

19.	To the extend that independence is maintained, and subject to de minimis exceptions, exercise the authority to pre-approve any non-audit services that may be offered to the Company by the independent auditors;

20.	Recommend to the Board the policies for the Company’s hiring of employees, or former employees, of the independent auditor;

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Company’s Internal Audit Function and Internal Auditor

21.	Review the appointment and performance of the internal auditor and ensure that the Company maintains an internal audit function.

22.	Discuss the overall scope of the Company’s internal audits, risk management processes, and system of internal controls, including, as needed, the adequacy of staffing and budget therefor, with the internal auditor.

23.	Review significant reports to management prepared by the internal auditor and management’s responses.

24.	Facilitate a clear understanding with management and the internal auditor that the internal auditor is ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

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[DELTIC LOGO] MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000 0000000000 0 0000 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

	☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors			PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 – John C. Shealy	☐	☐

02 – R. Hunter Pierson, Jr.	☐	☐

03 – J. Thurston Roach	☐	☐

B Issue

The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Ratify the appointment of KPMG LLP as auditors.	☐	☐	☐

C Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give full title. Please return promptly.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1 U P X            H H H            P P P P            0030541

Proxy—Deltic Timber Corporation

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 22, 2004

The stockholder(s) whose name(s) appears on the reverse side hereby appoints Robert C. Nolan and Ray C. Dillon, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Deltic Timber Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on April 22, 2004, at 10:00 a.m., local time, and any adjournments thereof, as fully as the stockholder could if personally present.

IMPORTANT – This Proxy must be signed and dated on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR ITEM 2.

(Continued on reverse side)

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTMARKED ENVELOPE.

Telephone Voting Instructions

You can vote by telephone! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone (within U.S. and Canada)

•	Call toll free 1-866-516-0987 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

C0123456789                                                                                                                               12345

If you vote by telephone, please DO NOT mail back this proxy card.

Proxies submitted by telephone must be received by 1:00 a.m., Central Time, on April 22, 2004.

THANK YOU FOR VOTING